Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SPX ENTERPRISES, LLC

PROJECT KING ACQUISITION, INC.

and

CRAWFORD UNITED CORPORATION

DATED AS OF DECEMBER 5, 2025

TABLE OF CONTENTS

Page

ARTICLE I DEFINED TERMS		1
1.1	Definitions	1
ARTICLE II THE MERGER		12
2.1	The Merger	12
2.2	Closing	13
2.3	Effective Time	13
2.4	Effects of the Merger	13
2.5	Articles of Incorporation; Regulations.	13
2.6	Directors and Officers.	13
ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES		14
3.1	Effect of the Merger on Capital Stock	14
3.2	Surrender and Payment	14
3.3	Dissenting Shares	16
3.4	Adjustments.	17
3.5	Withholding Rights.	17
3.6	Lost Certificates.	17
3.7	Treatment of Stock-Based Compensation.	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		18
4.1	Organization; Standing and Power	18
4.2	Capital Structure.	19
4.3	Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.	21
4.4	SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.	23
4.5	Absence of Certain Changes or Events.	26
4.6	Taxes.	27
4.7	Intellectual Property.	30
4.8	Compliance; Permits.	34
4.9	Litigation.	35

i

4.10	Brokers’ and Finders’ Fees.	35
4.11	Related Person Transactions.	35
4.12	Employment Matters.	35
4.13	Real Property and Personal Property Matters.	40
4.14	Environmental Matters.	42
4.15	Material Contracts.	44
4.16	Government Contracts.	46
4.17	Insurance.	50
4.18	Proxy Statement.	51
4.19	Anti-Corruption and Trade Compliance Matters.	51
4.20	Fairness Opinion.	52
4.21	Product Warranties.	52
4.22	Bank Accounts.	53
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		53
5.1	Organization	53
5.2	Authority; Non-Contravention; Governmental Consents	53
5.3	Proxy Statement	54
5.4	Financial Capability	54
5.5	Legal Proceedings	55
5.6	Brokers.	55
ARTICLE VI COVENANTS		55
6.1	Conduct of Business of the Company Pending the Closing	55
6.2	Conduct of Parent	58
6.3	Access to Information; Confidentiality.	59
6.4	No Solicitation.	59
6.5	Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.	62
6.6	Notices of Certain Events.	63
6.7	Government Approvals.	64
6.8	Public Announcements.	66
6.9	Anti-Takeover Statutes.	66
6.10	Section 16 Matters.	66

ii

6.11	Stock Exchange Delisting; Deregistration.	66
6.12	Stockholder Litigation.	66
6.13	Obligations of Merger Sub.	67
6.14	Satisfaction of Indebtedness and Expenses of the Company	67
6.15	Resignations.	67
6.16	Further Assurances.	67
6.17	Indemnification.	68
ARTICLE VII CONDITIONS TO MERGER		69
7.1	Conditions Precedent to Obligation of Both Parties	69
7.2	Conditions Precedent to Obligation of Parent and Merger Sub	70
7.3	Conditions Precedent to Obligation of the Company	70
7.4	Frustration of Closing Conditions	71
ARTICLE VIII TERMINATION		71
8.1	Termination by Mutual Consent	71
8.2	Termination by Either Parent or the Company.	71
8.3	Termination by Parent.	72
8.4	Termination by Company.	72
8.5	Notice of Termination; Effect of Termination.	73
8.6	Fees and Expenses Following Termination.	73
8.7	Amendment.	74
8.8	Extension; Waiver.	74
ARTICLE IX MISCELLANEOUS		75
9.1	Governing Law	75
9.2	Jurisdiction; Court Proceedings; Waiver of Jury Trial	75
9.3	Further Assurances	76
9.4	Survival.	76
9.5	Entire Agreement; No Other Representations or Warranties	76
9.6	Waivers	77
9.7	Notices	77
9.8	Severability	78
9.9	Specific Performance	78
9.10	Remedies Cumulative.	78
9.11	Parties in Interest; No Third Party Beneficiaries	78
9.12	Assignment	79
9.13	Counterparts	79
9.14	Rules of Construction	79
9.15	No Strict Construction	80
9.16	Time is of the Essence.	80

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of December 5, 2025, by and among Crawford United Corporation, an Ohio corporation (the “Company”), SPX Enterprises, LLC, a Delaware limited liability company (“Parent”), and Project King Acquisition, Inc., an Ohio corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in ARTICLE I hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each Class A and Class B share of common capital stock, no par value per share, of the Company (the “Company Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved this Agreement, including the Company’s execution, delivery and performance thereof, and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Ohio Revised Code (the “ORC”);

WHEREAS, the respective sole member or Board of Directors, as applicable, of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective members or stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Delaware General Corporation Law and the ORC; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINED TERMS

1.1         Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.4.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income Tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law).

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Book-Entry Share” has the meaning set forth in Section 3.1(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Charlotte, North Carolina or Cleveland, Ohio are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 3.1(a).

“Certificate” has the meaning set forth in Section 3.1(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Charter Documents” has the meaning set forth in Section 4.1(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means, without duplication, as of the Effective Time, (i) the outstanding principal amount of and accrued or unpaid (whether or not accrued) interest of (A) indebtedness for borrowed money and (B) long or short-term obligations evidenced by mortgages, notes, debentures, letters of credit, bonds or other similar instruments; (ii) reimbursement obligations for amounts drawn under any letter of credit, banker’s acceptance or similar credit transactions; (iii) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to within the foregoing clauses (i) through (ii); and (iv) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (iii).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.4(a).

“Company Adverse Recommendation Change” means the Company Board: (a) withdrawing, amending, modifying, or materially qualifying, or publicly proposing to withdraw, amend, modify, or materially qualify, in each case, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to make the Company Board Recommendation in the Company Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, declaring advisable, or recommending, or publicly proposing to adopt, approve, declare advisable, or recommend, a Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Stock related to a Proposal within ten (10) Business Days after the commencement of such offer; or (e) if a Proposal has been publicly disclosed by the Company or the Person making such Proposal, failing to publicly reaffirm (if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after such request (it being understood that the Company Board shall not have any obligation to make such reaffirmation on more than one (1) occasion with respect to such Proposal absent a material change to such Proposal).

“Company Balance Sheet” has the meaning set forth in Section 4.4(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.3(a).

“Company Common Stock” has the meaning set forth in Section 4.2(a).

“Company Disclosure Letter” is defined in the introductory language in ARTICLE IV.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Restricted Share granted under the Company Stock Plan.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code and Section 4001(b)(1) of ERISA.

“Company Fairness Opinion Advisor” means Stout Risius Ross, LLC.

“Company Financial Advisor” means Lake Street Capital Markets, LLC.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service, and other Contracts, whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, network infrastructure, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby by the End Date; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or business or political conditions in the United States or elsewhere in the world (including the imposition of new or increased trade restrictions, tariffs or trade policies); (ii) the execution and delivery, announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons and the impact of any Legal Action initiated by any stockholder in respect of this Agreement or the transactions contemplated hereby (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards (or the authoritative interpretation thereof); (iv) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, cyber-terrorism or terrorism, or military actions, or the escalation or worsening thereof; (v) natural disasters or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plans” has the meaning set forth in Section 4.12(a).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Products” means all proprietary products (including all software and firmware products) and related services of the Company and its Subsidiaries that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or any of its Subsidiaries or otherwise used in the operation of the business of the Company or any of its Subsidiaries, or are currently under development by or for the Company or any of its Subsidiaries.

“Company Proxy Statement” has the meaning set forth in Section 4.18.

“Company Restricted Share” has the meaning set forth in Section 3.7(a).

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Securities” has the meaning set forth in Section 4.2(b)(ii).

“Company Stock” has the meaning set forth in the Recitals.

“Company Stock Plan” means the Company’s 2023 Omnibus Equity Plan, as amended.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 4.2(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Consent” has the meaning set forth in Section 4.3(c).

“Contractor” has the meaning set forth in Section 4.12(k).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Data Room” means the “Project King” virtual data room prepared by the Company on Datasite.

“DFARS” has the meaning set forth in Section 4.16(c).

“Dissenting Shares” has the meaning set forth in Section 3.3.

“EDGAR” has the meaning set forth in the first paragraph of Article IV.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.2(a).

“Environmental Claim” means any Legal Action, fine, encumbrance, penalty, Order, or, as to each, any settlement, judgment or binding agreement arising therefrom, by or from any Person or Governmental Entity alleging Liability of whatever kind or nature, arising out of, based on or resulting from: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, release, or remediation of any Hazardous Substances; or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters, and includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

“Environmental Notice” means any oral or written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with, or Liability or responsibility under, any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any certification, license, permit, approval, authorization, exemption, letter, clearance, consent, waiver, closure, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.3(c).

“Exclusive Licensed IP” means all Licensed IP that is exclusively licensed to the Company of one of its Subsidiaries, including any Licensed IP where the Company or one of its Subsidiaries only has exclusive rights in limited fields or regions.

“Existing D&O Policies” has the meaning set forth in Section 6.17(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, insurers, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the HSR Act, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement, and with respect to the Company, including all transaction bonuses, retention bonuses, “change in control” bonuses or other similar payments payable to any employee, officer or director of the Company and awarded by the Company prior to the Effective Time (including, in each case, the employer portion of any employment, payroll, withholding or other Taxes related thereto), regardless of whether such bonuses are payable prior to or following the Effective Time.

“FAR” has the meaning set forth in Section 4.16(c).

“Filed Company SEC Documents” has the meaning set forth in the first paragraph of Article IV.

“FLSA” has the meaning set forth in Section 4.12(k).

“GAAP” has the meaning set forth in Section 4.4(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 6.7(b).

“Governmental Entity” has the meaning set forth in Section 4.3(c).

“Government Bid” means a bid submitted by the Company or one of its Subsidiaries to a Governmental Entity, including a prime contractor or a higher tier subcontractor for the sale of products and/or the provision of services by the Company or one of its Subsidiaries.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, purchase order, delivery order, change order or other contractual arrangement of any kind, between the Company or one of its Subsidiaries on the one hand, and (a) any Governmental Entity (acting on its own behalf or on behalf of another Governmental Entity or international organization), (b) any prime contractor of any Governmental Entity or (c) any higher-tiered subcontractor with respect to any contract of a type described in clauses (a) or (b) above on the other hand.

“Hazardous Substance” means: any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, mold, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, per- or polyfluoroalkyl substances (“PFAS”), radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 4.3(c).

“Indemnified Party” has the meaning set forth in Section 6.17(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (d) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (e) internet domain name registrations, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto; (f) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; (g) Software; and (f) all other intellectual or industrial property and related proprietary rights.

“Interim Period” has the meaning set forth in Section 6.1.

“IP Registrations” has the meaning set forth in Section 4.7(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 1.1 of the Company Disclosure Letter after reasonable inquiry of the general managers and the controllers of each of the Company’s Subsidiaries; and (b) with respect to Parent and Merger Sub, the actual knowledge of each of the individuals listed in Section 1.1 of the Parent Disclosure Letter, after reasonable inquiry of such individual’s direct reports.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Legal Restraint” has the meaning set forth in Section 7.1(c).

“Liability” means any liability, commitment, indebtedness, claim, demand, Tax, expense, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed IP” means all Intellectual Property in which the Company or any of its Subsidiaries holds any rights or interests granted by other Persons.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Malicious Code” has the meaning set forth in Section 4.7(k)(iii).

“Material Contract” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the Preamble.

“MHPAEA” means the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008, as amended.

“OCI” has the meaning set forth in Section 4.16(r).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“ORC” has the meaning set forth in the Recitals.

“Order” has the meaning set forth in Section 4.9.

“OTC” means the “over-the-counter” Pink market operated by OTC Markets Group Inc.

“Other Governmental Approvals” has the meaning set forth in Section 4.3(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Pay-Off Letters” has the meaning set forth in Section 6.14.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Payment Fund” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.12(d).

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“Permits” has the meaning set forth in Section 4.8(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided, in each case, appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof) and the existence of which does not, and would not reasonably be expected to materially impair the marketability, value or use and enjoyment of the asset subject to such Lien; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated in any material respect by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways existing as of the date hereof and that would be disclosed on a title search report for such impacted property; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) any other Liens (other than Liens for Taxes or governmental charges) that, individually or in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means (i) information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household; and (ii) any information that constitutes “personal information,” “personal data,” “personally identifiable information” or other similar term as defined by applicable Privacy Requirements.

“Principal” has the meaning set forth in Section 4.16(f).

“Privacy Policies” means all internal and external privacy policies, filings, representations, and statements concerning the Processing of Personal Information made by the Company or its Subsidiaries.

“Privacy Requirements” means (i) all applicable Laws in the United States and any other countries where the Company or its Subsidiaries carry out business operations pertaining to the Processing of Personal Information, data security, and/or the cross-border transfers of data, including but not limited to, HIPAA, the California Consumer Privacy Act and regulations issued thereunder, data breach notification laws, and 17 C.F.R. Part 248; (ii) all Privacy Policies; (iii) all Contracts that include terms regarding the Processing of Personal Information; and (iv) all binding industry standards, self-regulatory frameworks, codes of conduct and similar standards regarding the Processing of Personal Information that the Company and/or its Subsidiaries have agreed to be bound by or are binding upon the Company, its Subsidiaries, or the industries in which they operate.

“Process” or “Processing” means, with respect to information, the use, collection, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of information.

“Proposal” means an inquiry, proposal, or offer from any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets (as determined in good faith by the Company Board) or to which 20% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Protected Information” means, to the extent Processed by or on behalf of the Company or its Subsidiaries: (i) information subject to a duty of confidentiality under Law, Privacy Requirement, or Contract; (ii) Personal Information; and (iii) information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use and is the subject of reasonable efforts or obligations to maintain its secrecy.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“Requisite Company Vote” has the meaning set forth in Section 4.3(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.4(a).

“SEC” has the meaning set forth in the first paragraph of Article IV.

“Securities Act” has the meaning set forth in Section 4.4(a).

“Security Incident” means an actual or reasonably suspected (i) breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Protected Information Processed by or on behalf of the Company and/or its Subsidiaries; or (ii) compromise of the confidentiality, integrity, or availability of Protected Information that must be notified to any Person or Governmental Entity under Privacy Requirements or Laws.

“Security Plan” has the meaning set forth in Section 4.4(a).

“Software” means any and all (i) software, computer programs, systems, platforms, applications (including mobile apps), application programming interfaces, firmware, middleware, microcode, routines, compilers, assemblers, and software implementations of algorithms or models (including for machine learning, deep learning, and other artificial intelligence technologies), in each case whether in source code, object code, or other form; (ii) databases, data files, libraries, and data compilations; (iii) screens, user interfaces, report formats, templates, menus, buttons, and icons; (iv) development and design tools, diagrams, descriptions, protocols, flow charts, and other work product used to design, plan, organize, and develop any of the foregoing; and (v) documentation, including specifications, files, scripts, developer notes, comments, annotations, user documentation (including user instructions, guides, and manuals), and training materials, relating to any of the foregoing.

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide unsolicited written Proposal (except that, for purposes of this definition, each reference in the definition of “Proposal” to “20% or more” shall be “50% or more”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated on the terms proposed, and (b) if consummated, more favorable from a financial point of view to the holders of Company Stock than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Proposal; (iii) the anticipated timing, conditions (including financing conditions) and prospects for completion of such Proposal; (iv) the other terms and conditions of such Proposal, including relevant legal, regulatory, and other aspects of such Proposal deemed relevant by the Company Board; and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 6.4(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.4(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Taxes” means (i) all U.S. federal, state, local or non-U.S. or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales, use, transfer, registration, excise, utility, environmental (including taxes under Code Section 59A), communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), severance, stamp, occupation, alternative or add-on minimum, estimated, escheat, unclaimed property, customs duties, assessments and other taxes, fees, or assessments in the nature of a tax, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) above or in connection with the filing of, or failure to file, any Tax Return and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of an Affiliated Group or as a result of successor or transferee liability, or by Contract.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, including (i) any return, declaration, report or other statement provided or required to be provided to any Person for compliance with Sections 1471-1474 of the Code (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof) and (ii) any return, declaration, report or other statement provided or required to be provided to any Person as part of a Foreign Bank Account Report.

“Termination Fee” means $9,000,000.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 4.2(c).

ARTICLE II
THE MERGER

2.1         The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the ORC, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the ORC as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

2.2         Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place remotely, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions to the Merger set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

2.3         Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the ORC, and shall make all other filings or recordings required under the ORC. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the ORC (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4        Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ORC. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.5        Articles of Incorporation; Regulations. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law; and (b) the Regulations of Merger Sub as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

2.6         Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

3.1         Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)    Cancellation of Certain Company Stock. Each share of Company Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)    Conversion of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $84.44 in cash, without interest (as adjusted pursuant to Section 6.14, the “Per Share Merger Consideration” and in the aggregate, the “Merger Consideration”).

(c)    Cancellation of Shares. At the Effective Time, all shares of Company Stock will no longer be outstanding and all shares of Company Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.1(a) and Section 3.3, each holder of: (i) a certificate formerly representing any shares of Company Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.2 hereof.

(d)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

3.2         Surrender and Payment.

(a)    Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or before the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Stock represented by the Certificates and the Book-Entry Shares (other than: (A) Cancelled Shares; and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.1(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Stock for the Merger Consideration. Promptly after the Effective Time (but in any event not later than fifteen (15) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Stock at the Effective Time, whose Company Stock was converted pursuant to Section 3.1(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)    Procedures for Surrender; No Interest. Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, to the reasonable satisfaction of the Paying Agent; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III.

(f)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this ARTICLE III prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

3.3        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly demanded relief as a dissenting shareholder in accordance with Section 1701.85 of the ORC (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise withdraws (with the consent of the Company) such holder’s rights as a dissenting shareholder under the ORC with respect to such shares, or such rights are otherwise terminated) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1701.85 of the ORC; provided, however, that if, after the Effective Time, such holder fails to perfect or withdraws (with the consent of the Company) such holder’s rights as a dissenting shareholder pursuant to Section 1701.85 of the ORC, such rights are terminated pursuant to Section 1701.85 of the ORC, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1701.85 of the ORC, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for relief as a dissenting shareholder under Section 1701.85 of the ORC, any withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

3.4         Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.5        Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this ARTICLE III, such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding. Parent hereby agrees to use its reasonable best efforts to give the Company at least three (3) days advance notice of any contemplated deduction and withholding pursuant to this Section 3.5 (other than any deduction and withholding pursuant to Section 3.7(a)) and, further, to work together in good faith with the Company to reduce or eliminate any such contemplated deduction and withholding.

3.6         Lost Certificates. Notwithstanding the requirements of Section 3.2, if any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct (which may equal the amount of Merger Consideration payable with respect to such shares), as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Certificate as contemplated under this ARTICLE III.

3.7         Treatment of Stock-Based Compensation.

(a)    Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each share of Company Stock subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any applicable Taxes withheld with respect to such Company Restricted Share in accordance with Section 3.5.

(b)    Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions this Section 3.7.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on or after November 15, 2022 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding disclosures contained in any part of any Filed Company SEC Document entitled “Risk Factors,” disclosures of risks set forth in any “Forward-Looking Statements” disclaimer, or any other precautionary or other forward-looking statements; it being understood that specific historical factual information contained within such headings, disclosures or statements shall not be excluded) or as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1         Organization; Standing and Power.

(a)    Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate or articles of incorporation (including any certificate of designations), by-laws or regulations, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Charter Documents.

(c)    Subsidiaries. Section 4.1(c)(i) of the Company Disclosure Letter lists each Subsidiary of the Company as of the date hereof and its jurisdiction of organization. Each Subsidiary of the Company is wholly owned by the Company, either directly or indirectly through another Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the Subsidiaries of the Company listed in Section 4.1(c)(i) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

4.2         Capital Structure.

(a)      Capital Stock.

(i)    The authorized capital stock of the Company consists of: (i) 12,500,000 shares of Company Common Stock (consisting of 10,000,000 Class A shares of common capital stock and 2,500,000 shares of Class B common capital stock) (the “Company Common Stock”); and (ii) 1,000,000 shares of preferred stock (the “Company Preferred Stock”). As of the close of business on December 4, 2025 (A) 2,820,084 Class A shares of common capital stock of the Company were issued and outstanding (not including shares held in treasury), (B) 731,848 Class B shares of common capital stock of the Company were issued and outstanding (not including shares held in treasury); (C) 67,273 Class A shares of common capital stock of the Company were issued and held by the Company in its treasury; (D) 182,435 Class B shares of common capital stock of the Company were issued and held by the Company in its treasury; and (E) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since September 30, 2025 and through the date hereof, no additional shares of Company Stock have been issued. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company.

(ii)    All outstanding shares of Company Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)    There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(b)      Company Restricted Shares.

(i)    As of the close of business on December 4, 2025, 966 Company Restricted Shares were issued and outstanding and are set forth on Section 4.2(b)(i) of the Company Disclosure Letter. Since September 30, 2025 and through the date hereof, no additional Company Equity Awards have been granted under the Company Stock Plan. Except as set forth on Section 4.2(b)(i) of the Company Disclosure Letter, the Company has not granted, and there are no, stock options, stock appreciation rights, restricted shares, restricted share units, performance shares or Class A Common Stock under the Company Stock Plan. Section 4.2(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award, granted under the Company Stock Plan and: (A) the name of the holder of such Company Equity Award; (B) the number of Company Restricted Shares of Company Stock held by such recipient; (C) the date on which such Company Equity Award was granted or issued; and (D) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof. All shares of Restricted Company Stock were issued in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, and are duly authorized, validly issued, fully paid, and non-assessable.

(ii)    Except for the Company Stock Plan and as set forth in Section 4.2(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

(c)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)    Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

4.3         Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)     Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of (i) shares of Company Common Stock representing at least a majority of the voting power of the outstanding shares of Company Common Stock and (ii) at least two-thirds of the outstanding Class A shares of common capital stock of the Company (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, the Company Board has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 6.4, has directed that this Agreement be submitted to a vote of the Company’s stockholders, resolved to recommend that the Company’s stockholders adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”) and resolved to include the Company Board Recommendation in the Company Proxy Statement. The Requisite Company Vote is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

(b)    Non-Contravention. Except as set forth on Section 4.3(b) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 4.3(c) have been obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Governmental Consents. No consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (ii) the filing of the Company Proxy Statement in definitive form with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such filings or reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) such Consents as may be required under applicable state securities, takeover or “blue sky” Laws and the securities Laws of any foreign country; (v) the other Consents of Governmental Entities listed in Section 4.3(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date of this Agreement and, subject to Section 6.4 hereof, as of the Effective Time, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of the Company Board Recommendation.

(e)    Anti-Takeover Statutes. Except for Chapter 1704 of the ORC, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken the requisite actions so that the restrictions contained in Chapter 1704 of the ORC applicable to a “Chapter 1704 transaction” (as defined in Section 1704.01 of the ORC) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

4.4         SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) (the “Company SEC Documents”) required to be filed or furnished by it with the SEC since December 1, 2022 (the “Lookback Date”). True, correct, and complete copies of all Company SEC Documents are publicly available on EDGAR. To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied in all material respects on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)    Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries which, individually or in the aggregate, would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d)    Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurances that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to the date of this Agreement, none of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e)    Undisclosed Liabilities. The balance sheet of the Company dated as of June 30, 2025 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) individually or in the aggregate, are not material.

(f)    Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(g)    Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(h)   Accounting, Securities, or Other Related Complaints or Reports. Since the Lookback Date: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any material oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any material oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer or chief financial officer of the Company.

4.5        Absence of Certain Changes or Events. Except as set forth in Section 4.5 of the Company Disclosure Letter, since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business substantially consistent with past practice and there has not been or occurred:

(a)    any Company Material Adverse Effect or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)    any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent pursuant to Section 6.1.

4.6         Taxes.

(a)    Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects and have been prepared in material compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business not requiring the consent of any Governmental Entity. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes on the face of the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP) (rather than in any notes thereto). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. The amount of Taxes due and owing by the Company and/or any of its Subsidiaries will not exceed the accrued reserve set forth on the face of the financial statements included in the Company SEC Documents as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)    Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and non-U.S. income, franchise, sales, use, and payroll Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2022.

(c)    Withholding. The Company and each of its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and non-U.S. Laws), and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d)    Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)    Tax Deficiencies and Audits. No deficiency for any Taxes that has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. None of the Company nor any Subsidiary has consented to any extension of time with respect to any Tax assessment or deficiency of the Company or any Subsidiary, which waiver or extension of time is currently outstanding. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries, and there are no matters under discussion, audit or appeal with any taxing authority with respect to Taxes of the Company or any of its Subsidiaries.

(f)    Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding. The amount of Tax chargeable on the Company or any of its Subsidiaries does not depend, and has not depended, to any material extent, on any concession, agreement or other formal or informal arrangement with any taxing authority.

(g)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) since July 1, 2016, has been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is the Company); (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or non-U.S. Law), as a transferee or successor, by Contract, by operation of applicable Law, or otherwise; or (iii) is a party to, bound by, or has any liability under any Tax sharing, allocation, or indemnification agreement, other than any such agreement entered into in the ordinary course of business, the primary subject of which is not Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements.

(h)    Change in Accounting Method. In the past five (5) years, neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or non-U.S. Tax Laws by reason of a change in accounting method.

(i)    Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; (v) any change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of the Company or any Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date.

(j)    Section 355. In the past five (5) years, neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)    Reportable Transactions. In the past five (5) years, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law or any “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(l)     Tax Jurisdictions. No claim has been made in writing in the past five (5) years by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(m)    Neither the Company nor any Subsidiary is, or at any time in the past five (5) years, has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(n)    Neither the Company nor any Subsidiary is, nor has any been, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)    No Person holds shares of Company Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(p)     The prices and terms for the provision of any property or services undertaken among the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(q)    The Company and each Subsidiary has duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes or value-added Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate taxing authority any such amounts required by Law to be remitted by it.

(r)    Section 965(h). Neither the Company nor any Subsidiary will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.

(s)     The Company and each Subsidiary has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives.

(t)    Neither the Company nor any Subsidiary has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(u)    None of the assets of the Company or any Subsidiary is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) directly or indirectly securing any debt, the interest on which is exempt from Tax under Section 103(a) of the Code.

(v)     None of the assets of the Company or any Subsidiary is tax-exempt use property within the meaning of Section 168(h) of the Code.

(w)    Section 4.6(w) of the Company Disclosure Letter sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes, and, unless otherwise noted on Section 4.6(w) of the Company Disclosure Letter, each entity has had such classification at all times since its incorporation or formation, as applicable.

4.7          Intellectual Property.

(a)    Company-Owned IP. Section 4.7(a) of the Company Disclosure Letter contains a true, correct and complete list, specifying as to each as applicable, the jurisdiction in which it has been issued, registered, or filed; the patent, registration, or application serial number; the filing date and the issue, registration, or grant date; the record owner(s); and the current status, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (collectively, “IP Registrations”); and (ii) all material unregistered Trademarks included in the Company-Owned IP.

(b)    Company IP Agreements. Section 4.7(b) of the Company Disclosure Letter contains a correct, current, and complete list of all material Company IP Agreements specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (A) under which the Company or any of its Subsidiaries is a licensor or otherwise grants to any Person any right or interest relating to any Company-Owned IP; (B) under which the Company or any of its Subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; or (C) which otherwise relate to the Company’s ownership or use of Intellectual Property; excluding, in each case, any (w) agreements with employees on standard forms of agreement, (x) rights to use confidential information under nondisclosure or confidentiality agreements entered into in the ordinary course of business, (y) non-exclusive licenses that are incidental to the sale or purchase of products or services, and (z) non‑exclusive shrink-wrap, click-wrap, and similar licenses for “off the shelf” commercially available Software with annual or one‑time license, maintenance, support, and other fees of less than $50,000 in the aggregate. Each Company IP Agreement is valid and binding on the Company or its Subsidiary that is party thereto in accordance with its terms and is in full force and effect. Neither the Company, its Subsidiaries, nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)     Right to Use; Title.

(i)     The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens.

(ii)    All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.

(iii)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own or use any Company-Owned IP or Licensed IP.

(d)    Validity and Enforceability. The Company’s and its Subsidiaries’ rights in the Company-Owned IP and Exclusive Licensed IP are valid and enforceable, and all IP Registrations are subsisting and in full force and effect. The Company and each of its Subsidiaries have taken reasonable and necessary steps to maintain and enforce the material Company-Owned IP and to protect and preserve the confidentiality of all material trade secrets included therein. All required filings and fees related to the IP Registrations have been timely submitted with and paid to the relevant Governmental Entities and authorized registrars.

(e)     Non-Infringement.

(i)     The conduct of the businesses of the Company and any of its Subsidiaries as currently and formerly conducted and the products, processes, and services of the Company and its Subsidiaries, has/have not infringed, misappropriated, or otherwise violated, and is/are not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.

(ii)    To the Knowledge of the Company, no third party has infringed, misappropriated, or otherwise violated or is infringing upon, violating, or misappropriating any Company-Owned IP.

(f)    IP Legal Actions and Orders. There are no Legal Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company-Owned IP or the Company’s or any of its Subsidiaries’ right, title, or interest in or to any Company-Owned IP; or (iii) by the Company or any of its Subsidiaries alleging any infringement, misappropriation, or other violation by any Person of the Company-Owned IP. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Legal Action. The Company and its Subsidiaries are not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company-Owned IP or Licensed IP.

(g)    Company IT Systems. All Company IT Systems are in good working condition except for normal wear and tear and are materially sufficient for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or Security Incident, including any cyberattack, or other impairment of the Company IT Systems. The Company and its Subsidiaries have taken reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems and the information thereon, including actions that are necessary to comply with Law and Privacy Requirements.

(h)      Proprietary Software.

(i)    Section 4.7(h)(i) of the Company Disclosure Letter contains a correct, current, and complete list of all material proprietary Software of the Company and its Subsidiaries (collectively, “Company Software”).

(ii)    Section 4.7(h)(ii) of the Company Disclosure Letter identifies, with respect to each item of Company Software, all Licensed IP (A) incorporated in or distributed or licensed with such Company Software or otherwise provided by or on behalf of the Company or any of its Subsidiaries in any manner for use in connection with such Company Software or (B) used to deliver, host, or otherwise provide services with respect to such Company Software, and for each identified item of Licensed IP, the Company IP Agreement relating to the Company’s or its Subsidiary’s use of such Licensed IP.

(i)      Source Code.

(i)    The Company and its Subsidiaries are in actual possession of and have exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Software.

(ii)    Except for application programming interfaces and other interface code that is generally available to customers, the Company and its Subsidiaries have not disclosed, delivered, licensed, or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Software to any other Person, other than an employee, independent contractor, or consultant of the Company or its Subsidiaries pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company or its Subsidiaries.

(iii)    To the Knowledge of the Company, as of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Software.

(j)     Open Source Software.

(i)    Section 4.7(j)(i) of the Company Disclosure Letter sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by the Company or any of its Subsidiaries in the conduct of its business or in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Software, and for each such item of Open Source Software, (A) the applicable Company Software; and (B) the name and version number of the applicable license agreement.

(ii)    The Company and its Subsidiaries have complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed or required to be disclosed in Section 4.7(j)(i) of the Company Disclosure Letter.

(iii)    The Company and its Subsidiaries have not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (A) disclosure or distribution of any Company Software in source code form; (B) license or other provision of any Company Software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Company-Owned IP or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Software.

(k)     Conformance with Specifications; Defects; Malicious Code.

(i)    All Company Products materially comply with all applicable Laws and industry standards, including with respect to security; and (B) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation.

(ii)    To the Knowledge of the Company, no Company Software contains any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Software.

(iii)    None of the Company Software, and to the Knowledge of the Company, no other Software used in the operation of the business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (A) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Software or such other Software is installed, stored, or used; or (B) damage, destroy, or prevent the access to or use of any data or file without the user’s consent.

(iv)     None of the Company nor any of its Subsidiaries uses any technology capable of generating content (e.g., text, images, video, audio or computer code) based on user supplied prompts.

(l)    Privacy Compliance. The Company and its Subsidiaries have at all times been in compliance in all material respects with all Privacy Requirements in the conduct of the Company’s and its Subsidiaries’ businesses and the Processing of Personal Information in connection therewith. No disclosure or representation made or contained in any Privacy Policy has been inaccurate, misleading, deceptive, or in violation in any material respect of Privacy Requirements. The Company and its Subsidiaries have sufficient rights, consents, and authorities for its Processing of Personal Information, including for purposes of developing, offering, and providing all products and services, to comply with Laws and Privacy Requirements. Neither the Company nor its Subsidiaries Process Personal Information that is sensitive or special category information or is otherwise subject to heightened restrictions under Privacy Requirements. Neither the Company nor its Subsidiaries store or retain Personal Information on behalf of their customers. To the Knowledge of the Company, the Company and its Subsidiaries do not and have not transferred or otherwise make available Personal Information to any Person in violation of any Laws or Privacy Requirements. All Contracts with third parties that Process or otherwise access Personal Information comply with Privacy Requirements. Neither the Closing nor the execution, delivery, or performance of this Agreement or any other transactions contemplated by this Agreement nor the disclosure or transfer of Personal Information to Parent in connection therewith will violate in any material respect any Privacy Requirements, and all Protected Information contained in the Company IT Systems or otherwise Processed by or on behalf of the Company or any of its Subsidiaries will continue to be available for Processing by and on behalf of the Company, its Subsidiaries, and the Parent following the Closing on terms and conditions identical to those under which such Protected Information was available for Processing immediately prior to the Closing, without payment of any additional amounts or consideration.

(m)    Security Incidents and Legal Actions. In the past three years, the Company and its Subsidiaries have not experienced any actual, alleged, or suspected Security Incidents. The Company and its Subsidiaries have not been subject to or received any written or, to the Knowledge of the Company, other notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ Processing of Personal Information or actual, alleged, or suspected violation of any applicable Privacy Requirements. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such Legal Action.

4.8         Compliance; Permits.

(a)    Compliance. The Company and each of its Subsidiaries are and, since the Lookback Date, have been in compliance in all material respects with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since the Lookback Date, neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, other notice from a Governmental Entity stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)    Permits. The Company and its Subsidiaries hold all material permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”) required to operate their respective businesses. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries is and, since the Lookback Date, has been in compliance in all material respects with the terms of all Permits.

4.9         Litigation. There is, and since the Lookback Date there has been, no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $250,000; and (b) does not seek material injunctive or other material non-monetary relief. Neither the Company nor any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are, and since the Lookback Date there have been, no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

4.10       Brokers’ and Finders’ Fees.  Except for fees payable to the Company Fairness Opinion Advisor and the Company Financial Advisor pursuant to their respective engagement letters listed in Section 4.10 of the Company Disclosure Letter, correct and complete copies of which have been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

4.11      Related Person Transactions. Since the Lookback Date, there have been no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

4.12       Employment Matters.

(a)    Employee Benefits Schedule. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, bonus, commission, equity incentive, equity-based incentive, deferred compensation, performance awards, stock or stock-based awards, retirement, health, major medical, dental, life insurance, death, accidental death & dismemberment, disability, fringe (including under Section 132 of the Code), or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) or any current or former independent contractor, consultant or director, or with respect to which the Company or any Company ERISA Affiliate has or may have any material Liability (collectively, the “Company Plans”).

(b)    Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Plan; (iii) the most recent financial statements for each Company Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the three (3) most recent plan years for each Company Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Plan; (vi) the most recent actuarial valuation reports related to any Company Plans; and (vii) the most recent investment policies for the Company Plans. For each Company Plan maintained pursuant to a collective bargaining agreement, the Company and its Subsidiaries have provided copies of all by-laws and agreements between the Company and its Subsidiaries and each Union concerning the administration of such employee benefit plans.

(c)    Plan Compliance. (i) Each Company Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including to ERISA and the Code; (ii) all the Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity or subagency with respect to any Company Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Plan (in each case, other than routine claims for benefits); and (vii) neither the Company nor, to the Knowledge of the Company, any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)    Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to directly incur any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Plan and to the Knowledge of the Company nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, incurred any liability to the PBGC in connection with any Company Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) to the Knowledge of the Company failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent, partial or secondary withdrawal liability) within the meaning of Sections 4201, 4203 or 4205 of ERISA, or any similar provision under ERISA or a trust agreement, to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any such withdrawal liability from any transactions, activity, reorganization or insolvency of the Company, its Subsidiaries, or any Company ERISA Affiliate or from the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company, its Subsidiaries, or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e)      Certain Company Plans. With respect to each Company Plan:

(i)    Except as set forth on Section 4.12(e)(i) of the Company Disclosure Letter, no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six (6) years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)    No Legal Action has been initiated by the PBGC to terminate any such Company Plan or to appoint a trustee for any such Company Plan;

(iii)    Except as set forth in Section 4.12(e)(iii) of the Company Disclosure Letter, no Company Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 4.12(e)(iii) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)    No “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Plan.

(f)    No Post-Employment Obligations. No Company Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)    Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Plan, or to the Knowledge of the Company otherwise involving any Company Plan or the assets of any Company Plan; (ii) no Company Plan is presently or has within the six (6) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity; (iii) no Company Plan is presently under audit or review by a labor organization, a joint council among the Company, its Subsidiaries, or the Company ERISA Affiliates, or any other labor-management committee; and (iv) there are no pending, or, to the Knowledge of the Company, threatened multiemployer plan audits of the Company, its Subsidiaries, or the Company ERISA Affiliates concerning compliance with any contribution obligation to such multiemployer plan.

(h)    Section 409A Compliance. Each Company Plan that is subject to Section 409A of the Code has been operated and maintained in operational and documentary compliance in all material respects with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations). There is no Contract to which the Company is party or by which it is bound to compensate any individual for Taxes paid or payable pursuant to Section 409A of the Code.

(i)    Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, MHPAEA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)    Effect of Transaction. Except as set forth on Section 4.12(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) accelerate or increase the amount payable or result in any other obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code to any service provider of the Company. There is no contract to which the Company is party or by which it is bound to compensate any individual for Taxes paid or payable under Section 4999 of the Code.

(k)   Employees. Section 4.12(k) of the Company Disclosure Letter sets forth a true, correct, and complete list of all current Company Employees as of November 30, 2025 (except to the extent a list with respect to a Subsidiary indicates a different date, in which case the list with respect to that subsidiary remains true, correct and complete as of November 30, 2025, subject to ordinary course employee turnover) and a true, correct, and complete list of all current independent contractors engaged by the Company or any Subsidiary, including individuals who are engaged directly or through a third-party (each, a “Contractor”), and sets forth each Company Employee and Contractor’s (i) hourly rate of compensation, fee or base salary, as applicable, (ii) the amount of any incentive or other additional compensation (including bonus and commission amounts, fringe or other benefits, whether payable in cash or in-kind) for which such Company Employee or independent contractor is eligible and the amount of such additional compensation actually paid by the Company to each Company Employee or independent contractor during the prior twelve months, (iii) position/title, (iv) date of hire/engagement, (v) work status (i.e., full-time, part-time, temporary, on leave of absence etc.), (vi) status as exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act (“FLSA”) and applicable wage and hour law (as applicable), and (vii) state and city where such Company Employee or independent contractor works.

(l)     Work Authorization. All Company Employees are authorized to work in the jurisdiction(s) in which they provide services on behalf of the Company, and the Company and each Subsidiary has on file work authorization documentation for each current Company Employee in accordance with applicable Law.

(m)   Employment Law Matters. Except as set forth in Section 4.12(m) of the Company Disclosure Letter, the Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payment of taxes, and immigration with respect to Company Employees and independent contractors; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing any Company Employees.

(n)    Labor. Except as set forth in Section 4.12(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, has occurred in the last three (3) years, or to the Knowledge of the Company, is threatened. Except as set forth in Section 4.12(n) of the Company Disclosure Letter, none of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees.

(o)    Classification. As of the date hereof and in all material respects, (i) the Company and Subsidiaries have timely paid all wages, salaries, wage premiums, bonuses, commissions, separation payments, fees, expense reimbursements and other compensation that have come due and payable to the Company Employees and independent contractors under applicable Law, contract, or policy, and (ii) during the three (3) year period prior to the Closing Date, each Company Employee and independent contractor has been properly classified for purposes of applicable employment Laws.

(p)   WARN Act Compliance. During the three (3) year period prior to the Closing Date, neither the Company nor any subsidiary has implemented any plant closings, mass layoffs or other employee layoffs without complying with the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

(q)    Legal Actions. There are no material Legal Actions, government investigations, unfair labor practice charges, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law. Except as set forth on Section 4.12(q) of the Company Disclosure Letter, during the three (3) year period prior to the Closing Date, (i) no allegations of unlawful discrimination, harassment, or retaliation have been made against the Company or any of its Subsidiaries, and (ii) none of the Company or any of its Subsidiaries have entered into any settlement agreement related to allegations of discrimination, harassment, or retaliation by or against any current or prior Employee or independent contractor of the Company or Subsidiary. To the extent allegations of discrimination, harassment, or retaliation have been made, the Company or Subsidiary has promptly, thoroughly and impartially investigated all such allegations and, the Company does not reasonably expect any material liability related to such allegations.

4.13       Real Property and Personal Property Matters.

(a)    Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a)(i) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Owned Real Estate as of the date hereof. To Knowledge of the Company, there is sufficient right of ingress and egress to the Owned Real Estate and the Company or its Subsidiaries enjoys peaceful and quiet possession thereof in all material respects. Except as set forth on Section 4.13(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries: (i) leases or grants any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; (iii) has received written notice of any pending condemnation, eminent domain or rezoning proceeding (or other similar proceeding) affecting any Owned Real Estate or any portion thereof or interest therein nor, to the Knowledge of the Company, is any such proceeding threatened or (iv) to the Knowledge of the Company, there are no mechanic’s, workmen’s, repairmen’s or other similar Lien(s) currently recorded against title to the Owned Real Estate. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)    Leased Real Estate. Section 4.13(b) of the Company Disclosure Letter contains a true, correct and complete list of all Leases (including all amendments, modifications, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and names of the parties to each such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease, and such Lease sets forth the entire agreement and understanding between the parties thereto with respect to the leasing, use and occupancy of the premises covered by such Lease as of the Effective Date. Except as would not reasonably be expected to have, individually or in the aggregate, a material negative impact on the Company’s ability to use and occupy such premises for the permitted uses with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms; (ii) such Lease has not been amended, modified, extended or renewed (other than amendments, modifications, extensions or renewals reflected on Section 4.13(b) of the Company Disclosure Letter); (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iv) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (v) except as otherwise set forth on Section 4.13(b)(v) of the Company Disclosure Letter, the landlord or licensor under such Lease has no remaining obligations under such Lease to pay any (a) tenant improvement costs, (b) “tenant allowances”, “free rent” or other concessions or (c) leasing or brokerage commissions, under or in connection with such Lease; and (vi) all conditions, covenants, obligations and undertakings to be satisfied by the landlord or licensor under such Lease relating to the renovation of the premises leased or licensed thereby (as applicable and all other improvements required under such Lease) have been completed pursuant to the terms of such Lease, in all material respects. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof. To the Knowledge of the Company, there are no brokerage agreements, finder’s fee agreements or other similar agreements with respect to the Leased Real Estate whereby any Person shall be entitled to any commission or finder’s fee with respect to any leasing at the Leased Real Estate that is or may become payable by the Company or its Subsidiaries.

(c)    Real Estate Used in the Business. The Owned Real Estate identified in Section 4.13(a) of the Company Disclosure Letter and the Leased Real Estate identified in Section 4.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d)    Personal Property. The Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries in all material respects in the manner currently used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

4.14       Environmental Matters. Except as set forth in Section 4.14 of the Company Disclosure Letter:

(a)    Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been during the period in which the Company or the applicable Subsidiary owned, leased, or operated such Real Estate, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted. All such Environmental Permits are in full force and effect in accordance with all applicable Environmental Laws.

(b)    No Disposal, Release, or Discharge of Hazardous Substances. During the period in which the Company or the applicable Subsidiary owned, leased, or operated such Real Estate, there has been no disposal, release, or discharge of any Hazardous Substances on, at, under, in, or from (i) any Owned Real Estate, Leased Real Estate, or any real property currently owned, leased, or operated by it or any of its Subsidiaries, or (ii) at any other location that is: (1) currently subject to any investigation, remediation, or monitoring; or (2) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (1) or (2) under any applicable Environmental Laws.

(c)    No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in material compliance with all applicable Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any applicable Environmental Law.

(d)    No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no written Environmental Notice, or, to the Company’s Knowledge, other Environmental Notice or Legal Action pending or, to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any applicable Environmental Law or Environmental Permit, or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any Liability or obligation with respect to any of the foregoing.

(e)    No Environmental Claims. There are no (i) unresolved or, to the Company’s Knowledge threatened Environmental Claims, written, or the Company’s Knowledge, other Environmental Notices, or written requests for information pursuant to any Environmental Law, or (ii) environmental obligations or requirements, with respect to the current business or assets the Company or any of its Subsidiaries, or any real property currently or formerly owned, operated, used or leased by the Company or any of its Subsidiaries. There is no condition, event or circumstance (with or without the provision of notice or lapse of time) that would reasonably be expected to give rise to an Environmental Claim or prevent or impede, after the Closing Date, the ownership, use or sale of the assets of the Company or any of its Subsidiaries or the operation of their respective businesses as currently conducted.

(f)    Storage Tanks. Except for the underground storage tanks or septic systems set forth on Section 4.14(f) of the Company Disclosure Letter, to the Company’s Knowledge, there are no other underground storage tanks or septic systems located on, under, or about the Owned Real Estate or Leased Real Estate. All former aboveground and underground storage tanks and all former septic systems located on the Owned Real Estate or Leased Real Estate, or any real property currently owned, operated or leased by the Company or any of its Subsidiaries were closed and removed in accordance with all applicable Environmental Laws and to the satisfaction of the relevant regulatory authorities. All aboveground storage tanks currently located on or about such properties are operated in compliance in material respects with all applicable Environmental Laws.

(g)   Priorities Lists. No Owned Real Estate, Leased Real Estate, or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq., or any similar state list.

(h)   Potentially Responsible Party. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, other, notice that the Company or any of its Subsidiaries are a “potentially responsible party” or subject to liability under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., or any other applicable Environmental Law.

(i)   No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has assumed or retained any Liabilities by contract or operation of law under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

(j)    Delivery to Buyer. The Company has made available to Buyer the following documents: (i) any and all environmental reports, sampling data, studies, audits, site assessments, inspections, risk assessments, correspondence with government authorities, and other similar documents with respect to the Owned Real Estate or Leased Real Estate, or any real property currently owned, operated or leased by the Company or its Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the release or presence of Hazardous Substances; and (ii) any and all material documents concerning capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

4.15       Material Contracts.

(a)    Material Contracts. Except for any Government Contract or Government Bid that are set forth instead on Section 4.16(a) of the Company Disclosure Letter, Section 4.15(a) of the Company Disclosure Letter sets forth the following (each of which, together with each Lease shall constitute a “Material Contract”):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii)    any employment or consulting Contract (in each case with respect to which the Company or a Subsidiary of the Company has continuing obligations as of the date hereof) with any current (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $100,000;

(iii)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any Contract providing for indemnification of third party claims under Contracts with customers entered into in the ordinary course of business;

(iv)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries of assets or capital stock or other equity interests of any Person (A) with a fair market value or aggregate consideration under such Contract in excess of $1,000,000 and (B) pursuant to which the Company or any of its Subsidiaries has a continuing material earn-out or other contingent payment obligation or any material indemnification obligation;

(vi)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii)    any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)    any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and payables, (B) loans to Subsidiaries of the Company, or (C) for principal amounts less than $250,000;

(xi)    any employee collective bargaining agreement or other Contract with any labor union;

(xii)    any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii)    any Contract that is a settlement or similar Contract involving payments by the Company or its Subsidiaries after the Closing or any injunctive or similar equitable obligations that impose material restrictions on the Company or any of its Subsidiaries;

(xiv)    any Contract providing for (A) payment by any Person to the Company or any of its Subsidiaries in excess of $150,000 annually on account of products or services rendered by the Company or any of its Subsidiaries or (B) the purchase of products or services by the Company or any of its Subsidiaries from any Person in excess of $150,000 annually, in either case, which is not otherwise described in clauses (i)–(xiii) above; provided, that if any such Contract is a purchase order, such purchase order need not be listed on Section 4.15(a) of the Company Disclosure Letter, but shall be deemed to be a Material Contract for purposes of this Agreement; or

(xv)   any Contract which is not otherwise described in clauses (i)-(xiv) above that is material to the Company or any of its Subsidiaries.

(b)    Schedule of Material Contracts; Documents. Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Material Contracts (except for those Contracts not required to be listed as set forth in Section 4.15(a)(xiv)). The Company has made available to Parent correct and complete copies of all Material Contracts (except for those Contracts not required to be listed as set forth in Section 4.15(a)(xiv)), including any amendments thereto.

(c)    No Breach. (i) Each of the Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in material breach or default, or has received written notice of breach or default, of any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing from the counterparty to any Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Material Contract (whether as a result of a change of control or otherwise).

4.16       Government Contracts.

(a)    Government Contracts; Government Bids. Section 4.16(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each and every Government Contract and Government Bid, and with respect to each listed Government Contract accurately states the contract number, project charge number, contract name, the award date, the customer, contract value and the contract end date. Except as set forth on Section 4.16(a)(ii) of the Company Disclosure Letter, there are no active Government Contracts or Government Bids in connection with which the Company or one of its Subsidiaries has represented itself as having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status and none of the Government Contracts were awarded pursuant to a procurement process that was limited to those having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status.

(b)    Legally Awarded; Binding Agreements. All of the Government Contracts listed (or required to be listed) in Section 4.16(a)(i) of the Company Disclosure Letter were legally awarded, are in full force and effect and, to the Knowledge of the Company, are binding on the other parties thereto in accordance with their terms. Neither the Company nor any Subsidiary of the Company has received written or, to the Knowledge of the Company, oral notice that any such Government Contracts are the subject of bid or award protest proceedings or that the counterparty to any such Government Contracts intends to make a material modification to, reduce future expenditures under or refrain from exercising any options under such Government Contracts (or that such Government Contracts are subject to off-ramps, dormant periods or early termination as a result of the transactions contemplated by this Agreement) and to the Knowledge of the Company, no such Government Contracts (or, where applicable, the other Government Contracts under which such Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest, a material modification, a reduction in future expenditures or the failure to exercise an option.

(c)    Compliance with Terms. Except as set forth in Section 4.16(c) of the Company Disclosure Letter, the Company or its Subsidiary, as applicable, has complied in all material respects with all terms and conditions of each Government Contract, and has complied in all material respects with the requirements of any applicable Law pertaining to each Government Contract or Government Bid (or in any certificate, statement, list, schedule or other document submitted or furnished in connection with the foregoing), including (as applicable) the Truthful Cost or Pricing Data Act (previously the Truth in Negotiations Act), as amended, the Service Contract Labor Standards, (previously the Service Contract Act), as amended, the Office of Federal Procurement Policy Act, as amended, the Federal Acquisition Regulations (the “FAR”) and any applicable agency supplement thereto, including but not limited to the Defense FAR Supplement (the “DFARS”), the Cost Accounting Standards, the Criminal False Statements Act, Civil False Claims Act, the Procurement Integrity Act, and any other applicable Law.

(d)    Correspondence with Governmental Entities. With respect to each Government Contract (a) there are no audits of the Company or its Subsidiaries, completed or, to the Knowledge of the Company, underway, by any Governmental Entity that recommend that the Company or its Subsidiary, as applicable, make any payments to a Governmental Entity, (b) all representations and certifications executed by the Company or its Subsidiary, as applicable, pertaining to such Government Contract were complete and correct in all material respects as of their effective date, (c) the Company or its Subsidiary, as applicable, has not submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Government Contract or Government Bid, (d) there is no suspension, stop work order, cure notice, or show cause notice in effect for any Government Contract, nor, to the Knowledge of the Company, has any Governmental Entity threatened to issue one, and (e) the Company or its Subsidiary, as applicable, has not been assessed, nor, to the Knowledge of the Company, has any Governmental Entity threatened to assess against the Company or its Subsidiary, as applicable, any penalties, credits or other similar contractual offsets pursuant to any Government Contract that contains service level arrangements.

(e)    Investigations. To the Knowledge of the Company, there has been no (a) civil fraud or criminal investigation of the Company by any Governmental Entity, (b) indictment or information filed against the Company by any Governmental Entity, (c) contracting officer’s final decision or legal proceeding by which any Governmental Entity claims that the Company or any of its Subsidiaries is liable to a Governmental Entity, or (d) circumstance in which the Company, any Subsidiary of the Company or any other party to a Government Contract, has terminated, cancelled or waived any material term or condition of any Government Contract.

(f)    Principals; Compliance. (a) Neither the Company, nor any Subsidiary of the Company, nor any “Principal” of the Company or any Subsidiary thereof (as defined in FAR 52.209-5) (“Principal”), has been suspended, proposed for debarment, debarred, or declared ineligible for the award of any Government Contract, or (or during such period was) the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Entity, and (b), the Company and each of its Subsidiaries has conducted its operations in compliance in all material respects with all requirements of all applicable Law, and the Company and its Subsidiaries have not received any determination of noncompliance (except for routine matters relating to audits in the Ordinary Course of Business all of which have been fully resolved), or entered into any consent order or undertaken any internal investigation pertaining to any Government Contract.

(g)    Convictions; Judgments. Neither the Company nor any of its Subsidiaries, nor any Principals of the Company or its Subsidiaries has been convicted of or had a civil judgment rendered against them for: (a) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (b) violation of Federal or State antitrust Laws relating to submission of offers; or (c) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating Federal criminal Tax Laws, or receiving stolen property. Neither the Company, nor its Subsidiaries, nor any of their Principals are presently indicted for, or otherwise criminally or civilly charged by, a Governmental Entity with the commission of any of the foregoing offenses.

(h)    Claims; Disputes. There are (a) to the Knowledge of the Company, no outstanding claims against the Company or any of its Subsidiaries, either by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (b) no outstanding disputes between the Company or a Subsidiary thereof on the one hand, and any Governmental Entity on the other hand, under the Contract Disputes Act or any other Federal statute, or between the Company or a Subsidiary thereof on the one hand, and any prime contractor, subcontractor or vendor on the other hand, arising under or relating to any such Government Contract or Government Bid. Neither the Company nor any of its Subsidiaries has any interest in any pending or potential claim under the Contract Disputes Act or request for equitable adjustment against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid; and no money due to the Company or any Subsidiary thereof pertaining to any such Government Contract has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract.

(i)    Other Obligations. With respect to all Government Contracts identified in Section 4.16(a)(i) of the Company Disclosure Letter: (a) the Company and its Subsidiaries have not used any Intellectual Property developed under any Government Contract for purposes outside of the scope of such Government Contract without having validly obtained any necessary prior permission of the Governmental Entity involved; and (b) the Company and its Subsidiaries have complied in all material respects with the FAR and DFARS restrictive legend markings requirements for all technical data and software previously delivered to a Governmental Entity with less than unlimited rights.

(j)   No Termination. None of the Government Contracts listed in Section 4.16(a)(i) of the Company Disclosure Letter are subject to termination by a Governmental Entity or higher tier prime contractor solely as a result of the consummation of the Transactions nor, to the Knowledge of the Company, are any of the Company’s or its Subsidiaries’ customers reasonably expected, as a result of the consummation of the Transactions, to seek to terminate (in whole or in part), reduce the scope of or elect not to exercise an option to extend the period of performance of any of the Government Contracts listed in Section 4.16(a)(i) of the Company Disclosure Letter.

(k)    No Loans. The U.S. Government has not loaned, bailed or otherwise furnished to the Company or any Subsidiary any personal property, equipment or fixtures necessary to perform any Government Contract.

(l)    Disclosures. Neither the Company, nor any Subsidiary thereof, nor any of their members, officers, directors or Principals has made, nor are any of them required to make, any disclosure to a Governmental Entity, an Inspector General of an agency, department or branch of the U.S. Government, or a Contracting Officer (as defined in FAR 2.101) in connection with the Company’s performance of any Government Contract under FAR Subpart 3.1003 or FAR 52.203-13, or similar requirement; nor is the Company, its Subsidiaries, or any of the their members, officers, directors or Principals aware of any credible evidence of any violations identified in FAR 52.203-13, or similar requirement. To the extent required by any Government Contract, the Company has complied in all material respects with FAR 52.203-13 Contractor Code of Business Ethics and Conduct, and implemented the applicable compliance and business awareness programs.

(m)    Violations; Disputes. No Governmental Entity, prime contractor or subcontractor under a Government Contract has (a) provided written notice to the Company or any Subsidiary thereof of an alleged material violation or breach of any law, regulation, representation, certification, disclosure obligation, or contract term, condition, clause, provision, or specification with respect to any Government Contract or (b) initiated any dispute proceedings or, to the Knowledge of the Company, asserted any claim against the Company or any Subsidiary thereof alleging any material violation or breach of any law, regulation, representation, certification, disclosure obligation, or contract term, condition, clause, provision, or specification with respect to any Government Contract.

(n)    Termination of Government Contracts. Neither the Company nor any Subsidiary thereof has received any written or, to the Knowledge of the Company, other notice of termination for default, termination for convenience, cure notice or show cause notice from any Governmental Entity or any prime contractor or higher-tier subcontractor with respect to performance by the Company or the applicable Subsidiary as a prime contractor or subcontractor on any Government Contract.

(o)    Hiring. The Company, its Subsidiaries and their employees have complied in all material respects with all applicable Law regarding the hiring of former employees of the U.S. Government, including the Ethics Reform Act, 18 U.S.C. § 201 et seq., the Procurement Integrity Act, 41 U.S.C. § 423, 41 U.S.C. 2101–2107, 5 CFR part 2641, FAR 3.104-2, to the extent applicable, the requirements of DFARS 252.203-7000 Requirements Relating to Compensation of Former DoD Officials, and any rules, regulations and requirements applicable to individuals subject to the U.S. Government’s deferred resignation program.

(p)   Withholding or Setoff. In the past three (3) years, there has not been any withholding or setoff of any material payments by a Governmental Entity, prime contractor or higher-tier subcontractor nor, to the Knowledge of the Company, has there been any attempt to withhold or setoff, any payments due to the Company under any Government Contract.

(q)    Security Clearances. None of the Company nor any of its Subsidiaries holds any facility security clearances or access authorizations (e.g., proscribed information) and no employee of any of the Company or any of its Subsidiaries holds a personnel security clearance or access authorization (e.g., proscribed information), and no such facility or personnel clearances are required in connection with the performance of Government Contract or expected to be required in connection with performance of any Contract awarded pursuant to any Government Bid. None of the Company nor any Subsidiary stores or maintains classified information at any facility owned or leased by the Company or its Subsidiaries. Neither the Defense Counterintelligence and Security Agency nor any other Governmental Entity has issued any adverse findings or determinations relating to the Company or its Subsidiaries with respect to the handling of classified or sensitive information.

(r)    Organizational Conflict of Interest. Without regard to or giving effect to the Agreement, the Company and its Subsidiaries have not performed any activities under any Government Contract, and to the Knowledge of the Company no other facts or circumstances exist, that have created, or would create or result in the Company or any of its Subsidiaries having, an Organizational Conflict of Interest (“OCI”) as defined in FAR subpart 9.5, Organizational and Consultant Conflicts of Interest. To the Knowledge of the Company, the consummation of the Transactions will not result in such an OCI. The Company and its Subsidiaries are all in compliance in all material respects with applicable OCI requirements and have not, at any time in the past six (6) years, received written notice of any failure to comply with such requirements or the existence of any prohibited OCI in connection with any Government Contract or Government Bid. There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s or any of its Subsidiaries’ ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or contract term.

4.17       Insurance. All material insurance policies maintained by the Company and its Subsidiaries are set forth on Section 4.17 of the Company Disclosure Letter and each such policy is in full force and effect (other than any expiration thereof in accordance with the terms thereof) and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no written or, to the Knowledge of the Company, other notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

4.18       Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.19        Anti-Corruption and Trade Compliance Matters.

(a)    Anti-Corruption. Since the Lookback Date, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made or offered to make any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since the Lookback Date, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s or any of its Subsidiary’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

(b)    Sanctions and Export Controls Matters. Neither the Company, nor its Subsidiaries, nor any directors, officers, shareholders, agents, employees, consultants, contractors, representatives and affiliates of the Company or its Subsidiaries, have taken any action, directly or indirectly, that has violated or would reasonably be expected to result in a failure to comply with U.S. and all other applicable (i) sanctions laws, including the laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; and (ii) export controls laws, including, without limitation, the laws and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, including the Export Administration Regulations, and the U.S. Department of State, including the International Traffic in Arms Regulations.

(c)    Import Compliance Matters. Neither the Company, nor its Subsidiaries, nor any directors, officers, shareholders, agents, employees, consultants, contractors, representatives and affiliates of the Company or its Subsidiaries, have taken any action, directly or indirectly, that has violated or would be reasonably expressed to result in a failure to comply with customs laws, including, without limitation, laws and regulations administered by U.S. Customs and Border Protection and laws and regulations related to forced labor, including Section 307 of the Tariff Act of 1930 and the Uyghur Forced Labor Prevention Act.

(d)   Disclosures to the Government. Neither the Company, nor any of its Subsidiaries, nor any directors, officers, shareholders, agents, employees, consultants, contractors, representatives and affiliates of the Company or its Subsidiaries have made or provided any false statement or material omission to any Governmental Body in connection with the importation or exportation of goods or with respect to any requirement of trade controls or sanctions. Neither the Company, nor any of its Subsidiaries, nor any directors, officers, shareholders, agents, employees, consultants, contractors, representatives and affiliates of the Company or its Subsidiaries have made any voluntary disclosures to any Governmental Body under applicable trade controls or sanctions laws and regulations and have not been the subject of any action by any Governmental Body regarding the compliance of the Company or a Subsidiary, as applicable, which applies trade controls or sanctions laws and regulations or been assessed any fine or penalty under applicable trade controls or sanctions laws and regulations.

4.20       Fairness Opinion. The Company has received the opinion of the Company Fairness Opinion Advisor (and has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

4.21        Product Warranties.

(a)    Warranties. Neither the Company nor any of its Subsidiaries have any liability for replacement of any products or materials sold, or for damages in connection therewith, except as reflected on the Company Balance Sheet and since the Lookback Date, none of the Company nor any of its Subsidiaries has incurred any liability for replacement of any products or materials sold, or for damages in connection therewith, in the aggregate in excess of $500,000 in any calendar year.

(b)    Design and Manufacture. All products and materials designed and/or manufactured by the Company or any of its Subsidiaries have been designed and manufactured in compliance in all material respects with all regulatory, engineering, industrial and Laws generally recognized as being applicable thereto, and there are no written or, to the Knowledge of the Company, other statements, citations or decisions by any Governmental Entity or any product-testing laboratory received by the Company or a Subsidiary thereof that indicates that any such products or materials are unsafe or fail to meet any standards promulgated by such Governmental Entity or testing laboratory in any material respect. Except as set forth on Section 4.21 of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has, since the Lookback Date, received written or, to the Knowledge of the Company, other notice of any material defect in any products or materials designed or manufactured by the Company or its Subsidiaries, any claim of personal injury, death, or material property or material economic damages in connection therewith, or any claim for injunctive relief in connection therewith. Since the Lookback Date, no products or materials designed or manufactured by the Company or its Subsidiaries have been the subject of any recall campaign, and no such campaign is being conducted by the Company or its Subsidiaries or is currently required to be conducted by any Governmental Entity.

4.22      Bank Accounts. Section 4.22 of the Company Disclosure Letter sets forth (a) the name and location of each bank, trust company or other institution in which the Company or any Subsidiary thereof has an account, lock box, money on deposit or safety deposit box, the account numbers with respect to such accounts, and the names of all Persons authorized to draw thereon or to have access thereto; and (b) the names of any Persons holding powers of attorney from the Company and a description of the terms thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

5.1       Organization. Parent is a limited liability company and Merger Sub is a corporation, and each is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.2         Authority; Non-Contravention; Governmental Consents.

(a)    Authority. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the operating agreement, certificate of formation, articles of incorporation or regulations of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 5.2(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)   Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of OTC; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.3         Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the time such Proxy Statement is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

5.4         Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds available to pay all amounts required to consummate the Merger and the other transactions contemplated by this Agreement on the terms contemplated by this Agreement at the Effective Time, including to pay all fees and expenses payable by Parent or Merger Sub in connection therewith, and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

5.5         Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.6         Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

ARTICLE VI
COVENANTS

6.1         Conduct of Business of the Company Pending the Closing. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, except as expressly permitted or required by this Agreement, as set forth on Section 6.1 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use reasonable best efforts to conduct its business only in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, during the Interim Period, except as otherwise expressly permitted or required by this Agreement or as set forth on Section 6.1 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)    amend or propose to amend its Charter Documents;

(b)    (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, other than the withholding or forfeiture of shares of Company Stock upon the vesting or termination of any Company Equity Award outstanding as of the date of this Agreement in accordance with the terms of the Company Plan or any applicable Contract, in each case as in effect on the date hereof, (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries), or (iv) form any Subsidiary;

(c)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with the terms of the Company Plan or any applicable Contract, in each case as in effect on the date hereof;

(d)    adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(e)    except as required by any Company Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice or increases made to officer employees of up to 4% in connection with the Company’s annual compensation review cycle consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Plan, other than contributions required by Law, the terms of such Company Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(f)    plan, announce, implement or effect “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act, or under any applicable state Law governing plant/business closings or mass layoffs, or early retirement program;

(g)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(h)    transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets (other than the sales of inventory in the ordinary course of business), including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company-Owned IP or Exclusive Licensed IP, in each case in the ordinary course of business consistent with past practice;

(i)    (i) repurchase, prepay, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person; (ii) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries; (iii) guarantee any debt securities of another Person; (iv) enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it); (v) enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice; or (vi) cancel or forgive any material debts owed to or claims held by the Company or any of its Subsidiaries;

(j)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any Lease (other than a renewal or extension of a Lease that would otherwise expire in accordance with the terms thereof; provided, that such renewal extends only the term of the Lease for a renewal term not to exceed the renewal option period provided in such Lease and does not modify any other provisions thereof) with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Material Contract or Lease with respect to material Real Estate hereunder;

(k)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of the Company or any of its Subsidiaries;

(l)    enter into any commitment for capital expenditures of the Company or any Subsidiary of the Company for tangible assets in excess of $500,000 for all commitments in the aggregate, other than to replace or repair obsolete, worthless or damaged assets or as contemplated by the annual budget of the Company or such Subsidiary;

(m)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(n)    (i) settle or compromise any Tax claim, audit, or assessment, (ii) make any Tax election that is inconsistent with past practice or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries;

(o)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance or any exclusive or sole source supplier agreement or distribution agreement;

(p)    except in connection with actions permitted by Section 6.4 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(q)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company-Owned IP or Exclusive Licensed IP, or grant any right or license to any material Company-Owned IP or Exclusive Licensed IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(r)    modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security, or operation of the Company IT Systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, individually or in the aggregate, or terminate, or reduce the level of service currently being provided under, any existing support agreement with respect to the Company IT Systems;

(s)     terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(t)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(u)     adopt or implement any stockholder rights plan or similar arrangement; or

(v)     agree or commit to do any of the foregoing.

6.2         Conduct of Parent. During the Interim Period, except as expressly permitted or required by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; provided that, this Section 6.2 shall not govern obligations governed by Section 6.7, which shall be solely governed by Section 6.7.

6.3         Access to Information; Confidentiality.

(a)    Access to Information. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)   Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.3(a), shall be treated in accordance with the Mutual Confidentiality and Non-Disclosure Agreement, dated June 18, 2025, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.4         No Solicitation.

(a)    Proposal. Except as permitted by this Section 6.4, during the Interim Period, the Company shall not, and shall direct and cause its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives, not to: (i) directly or indirectly, solicit, initiate, or knowingly facilitate or encourage the submission of any Proposal or the making of any proposal that could reasonably be expected to lead to any Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Proposal; provided, that notwithstanding the foregoing, the Company and its Representatives may inform a Person that has made a Proposal of the terms of this Section 6.4; (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (iv) approve any transaction under, or any third party becoming an “interested shareholder” under, Section 1704.01 of the ORC; (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Proposal (each, a “Company Acquisition Agreement”); or (vi) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.4 by any Representative of the Company or its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by the Company.

(b)    Permitted Conduct Related to Certain Proposals. Notwithstanding Section 6.4(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.4(c): (i) cause the Company to contact the Person making any Proposal solely to clarify the terms and conditions thereof or request that any Proposal made orally be made in writing; (ii) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited, written Proposal that the Company Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Proposal; and (iii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; provided, in each such case that: (A) none of the Company or its Subsidiaries or any of their respective Representatives shall have violated any of the provisions of this Section 6.4, and (B) the Company Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be, or reasonably likely to be, inconsistent with the Company Board’s fiduciary duties under applicable Law.

(c)    Notification to Parent. The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Proposal, any inquiry that could reasonably be expected to lead to a Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Proposal, indication or request, including any proposed financing. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)    Permitted Conduct Related to a Superior Proposal. Except as expressly permitted by this Section 6.4(d), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may: (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate this agreement pursuant to Section 8.4(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a material breach of this Section 6.4, if: (A) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 6.4(d), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Proposal that the Company Board intends to declare is a Superior Proposal, and that the Company Board intends to take the action described in clause (i) or (ii) of this Section 6.4(d); (B) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (C) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would be, or would be reasonably likely to be, inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e)   Compliance with Tender Offer Rules. Nothing contained herein shall prevent the Company Board or any committee thereof from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Proposal, if the Company determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would be, or reasonably likely to be, inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

6.5          Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a)    Company Stockholders Meeting. The Company shall duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event not before twenty-one (21) and not later than twenty-five (25) days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Stock. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.4 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.4 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Stock required by applicable Law to obtain such approval. Except for the related advisory compensation proposal required by Securities Laws, the Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting for no longer than twenty (20) Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote at the Company Stockholder Meeting.

(b)    Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and no later than twenty (20) days after the date hereof (except that if such twentieth (20th) day is not a Business Day, then no later than the first Business Day after such twentieth (20th) day), a draft of which shall have been provided to Parent no later than ten (10) days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company further agrees to include in such mailing a notice of such stockholders’ rights under Section 1701.85 of the ORC, which such notice shall be in proper form to comply with Section 1701.85 of the ORC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)    Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the ORC.

6.6         Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any written notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (b) any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action commenced, or to such party’s Knowledge, threatened against, relating to, or involving or otherwise affecting such party or any of its Subsidiaries or Affiliates, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a Company Material Adverse Effect, or (ii) the failure of any of the conditions set forth in ARTICLE VII of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.6 or the failure of any condition set forth in ARTICLE VII of this Agreement to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VII of this Agreement to be satisfied; and provided, further that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.7         Government Approvals.

(a)    Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.7), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all consents or waivers from third parties where the failure to obtain such a consent or waiver would, in each case, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication received from, or given to, any Governmental Entity, regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all meetings and telephone calls with a Governmental Authority regarding the Transaction shall include representatives of all Parties. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the Transaction by or on behalf of any Party. If there is a disagreement about strategy with respect to obtaining the approval, the Parent’s decision controls. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)    Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 6.7(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within ten (10) days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 6.7(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)    Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to respond to any Request for Additional Information and Documentary Material as referenced in 15 U.S.C. § 18a(e)(1)(A) and 16 C.F.R. § 803.20 (a “second request”) or to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)    No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

6.8        Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, until the Effective Time, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 6.4; (ii) any other disclosure issued or made in compliance with Section 6.4; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 6.8.

6.9         Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

6.10       Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

6.11       Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of OTC to enable the delisting by the Surviving Corporation of the shares of Company Stock from OTC and the deregistration of the shares of Company Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

6.12      Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced or, to the Knowledge of the Company, threatened against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 6.12, any matters relating to Dissenting Shares shall be governed by Section 3.3.

6.13       Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.14       Satisfaction of Indebtedness and Expenses of the Company.

(a)    Not later than two (2) Business Days prior to the Closing, the Company shall obtain one or more customary pay-off letters executed by the administrative agents or the lenders under any Closing Date Indebtedness, in each case, setting forth all amounts necessary to be paid in order to fully discharge each such Closing Date Indebtedness (the “Pay-Off Letters”), and, to the extent the Company does not have sufficient cash on hand to satisfy such Closing Date Indebtedness, the Per Share Merger Consideration payable pursuant to Section 3.1(c) shall be reduced as necessary to account for the payment of all amounts due (including pre-payment penalties) under such Pay-Off Letters out of the Merger Consideration.

(b)    Expenses of the Company. To the extent the Company does not have sufficient cash on hand to satisfy all Expenses of the Company as of the Effective Time, the Per Share Merger Consideration shall be further reduced as necessary to account for the payment of all such Expenses of the Company out of the Merger Consideration; provided, that, for the avoidance of doubt, Parent shall be responsible for all filing fees incurred in connection with the HSR Act and any “tail” policy procured under Section 6.17 and these expenses shall not be deemed to be expenses of the Company.

6.15       Resignations. At the written request of Parent, the Company shall cause any director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

6.16       Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.17       Indemnification.

(a)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer of the Company (each, an “Indemnified Party”) as provided in the Charter Documents in effect as of the date hereof, (i) shall survive the Merger, (ii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions for the period beginning as of the Effective Time and ending six (6) years from the Effective Time and (iii) shall not, except as may be required by Law, be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for the period beginning as of the Effective Time and ending six (6) years from the Effective Time. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)    The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time prepaid directors and officers liability “tail” insurance policies with a claims period of six (6) years from the Effective Time in each case with respect to claims arising out of or relating to acts, omissions or events which occurred before or at the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the succeeding sentence. Parent shall either purchase such “tail” insurance policies or, for the period beginning upon as of the Effective Time and ending six (6) years from the Effective Time, cause the Existing D&O Policies to be maintained in respect of acts or omissions occurring before or at the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions occurring at or prior to the Effective Time); provided, however, that, in any case, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of two hundred percent (200%) of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided, further, that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policy (in Parent’s good faith discretion) available for an aggregate annual premium not exceeding such amount; and provided, further, that Parent or the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, in the aggregate, no less favorable to any Indemnified Party.

(c)    In the event that (i) the Surviving Corporation or any of its respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.17.

(d)    The obligations of Parent and the Surviving Corporation under this Section 6.17 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.17 applies without the consent of such affected Indemnified Party. The provisions of this Section 6.17 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e)    Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 6.17.

ARTICLE VII
CONDITIONS TO MERGER

7.1         Conditions Precedent to Obligation of Both Parties. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)    Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)     Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.

(c)     No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement (each, a “Legal Restraint”).

(d)     Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 7.1 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Ohio) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

7.2         Conditions Precedent to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 4.1(a) (first sentence only), Section 4.1(c), Section 4.2, Section 4.3(a), Section 4.3(d), Section 4.5(a) and Section 4.10) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 4.2(a) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 4.1(a) (first sentence only), Section 4.1(c), Section 4.2(b) through Section 4.2(d), Section 4.3(a), Section 4.3(d), Section 4.5(a) and Section 4.10 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)    Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d)    Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof.

(e)    Appraisal Rights. Not more than six percent (6.0%) of the outstanding shares of Company Stock shall be subject to claims for appraisal rights made under Section 1701.85 of the ORC.

7.3         Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)    Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)    Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

7.4         Frustration of Closing Conditions. Neither the Company, Parent or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any conditions set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION

8.1         Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

8.2         Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):

(a)    if the Merger has not been consummated on or before June 5, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the primary cause of the failure of the Merger to be consummated on or before the End Date;

(b)    if any Legal Restraint permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the issuance, promulgation, enforcement, or entry of such Legal Restraint or the failure to remove such Legal Restraint;

(c)    if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Company Vote; or

(d)    if a Governmental Antitrust Authority issues a written Request for Additional Information and Documentary Material as referenced in 15 U.S.C. § 18(a)(1)(A) and 16 C.F.R. §803.20.

8.3         Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)    if a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement;

(b)    if the Company shall have willfully breached or failed to perform, in each case, in any material respect any of its covenants and agreements set forth in Section 6.4(a); or

(c)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.2(a) or Section 7.2(b) as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied.

8.4         Termination by Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)     if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.4 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 8.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied.

8.5         Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this ARTICLE VIII, it will become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except: (a) with respect to ARTICLE I, Section 6.3(b), this Section 8.5, Section 8.6, and ARTICLE IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party or parties hereto, to the extent such liabilities or damages were the result of fraud or the willful and intentional breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

8.6         Fees and Expenses Following Termination.

(a)    If this Agreement is terminated by Parent pursuant to Section 8.3(a) or Section 8.3(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Termination Fee.

(b)    If this Agreement is terminated by the Company pursuant to Section 8.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)    If this Agreement is terminated (i) by Parent pursuant to Section 8.3(c), (ii) by the Company or Parent pursuant to Section 8.2(c), or (iii) by the Company or Parent pursuant to Section 8.2(a) provided, that at the time of termination, the Requisite Company Vote has not been obtained and, in the case of a termination by the Company pursuant to Section 8.2(a), only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.2(a): (1) prior to such termination a Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (2) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to such Proposal, or consummated such Proposal (and such Proposal is the same as, or substantially similar to, the original Proposal made, communicated, or publicly disclosed and such Proposal is made, communicated or publicly disclosed by the same third party that made, communicated or publicly disclosed such original Proposal, or by an Affiliate of such third party), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 8.6(c), all references in the definition of Proposal to “20%” shall be deemed to be references to “50%” instead).

(d)    The Company acknowledges and hereby agrees that the provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.6, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.6 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee and/or any Expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 9.9; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event that the Termination Fee is paid by the Company to Parent in accordance with this Section 8.6, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement except in the case of willful and material breach or fraud. For the avoidance of doubt, the foregoing sentence does not limit Parent’s or Merger Sub’s rights under Section 9.9 of this Agreement.

(e)    Except as expressly set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent shall be responsible for all filing fees incurred in connection with the HSR Act and any “tail” policy procured under Section 6.17.

8.7         Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Stock without such approval.

8.8       Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

9.1         Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Ohio.

9.2         Jurisdiction; Court Proceedings; Waiver of Jury Trial. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Common Pleas of Cuyahoga County, State of Ohio, or in the event that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Ohio. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.2; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

9.3       Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.

9.4       Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.4 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

9.5         Entire Agreement; No Other Representations or Warranties.

(a)    This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

(b)    Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article IV, neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty, and neither Parent nor Merger Sub is relying or has relied on any such representation or warranty, with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Sub, or their respective Representatives, in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof. Except in the case of fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article IV.

9.6         Waivers. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.

9.7         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation, if delivered by email of a portable document format (“PDF”) document, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.7).

If to Parent, Merger Sub, or the Surviving Corporation, to:

SPX Enterprises, LLC

6325 Ardrey Kell Road, Suite 400

Charlotte, NC 28277

Attention: Chief Legal Officer and Caroline Prescott, Assistant General Counsel

Email: corp.legal-department@spx.com and

            Caroline.prescott@spx.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Venable LLP 600 Massachusetts Ave, NW Washington, DC 20001 Attention: Karen C. Hermann / Michael Schiffer Email: KCHermann@venable.com / MSchiffer@venable.com

If to the Company, to:	Crawford United Corporation 10514 Dupont Ave Cleveland, OH 44108 Attention: Brian E. Powers, CEO and President Email: bpowers@crawfordunited.com with a copy (which will not constitute notice to the Company) to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114

Attention: Terrence F. Doyle / Kristofer K. Spreen / Michael K. French

E-mail: tdoyle@calfee.com; kspreen@calfee.com; mfrench@calfee.com

9.8        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.9         Specific Performance.

(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to, and the right of Parent and Merger Sub to cause the Company to, cause the Merger and the other transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of the Company’s, Parent’s or Merger Sub’s respective obligations to consummate the Merger survive any termination of this Agreement in accordance with its terms and subject to its conditions.

(b)    Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

9.10       Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

9.11       Parties in Interest; No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) Section 6.17; (b) the rights of holders of Company Stock to receive the Merger Consideration; and (c) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 3.7.

9.12        Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.13       Counterparts. This Agreement may be executed in one or more counterparts, including by PDF or other electronic signatures, including through the use of DocuSign, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

9.14       Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    a capitalized term has the meaning assigned to it herein;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)    the Exhibits to this Agreement and the Disclosure Letter are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein;

(e)    references to Articles, Sections, and Exhibits shall refer to articles, sections, and exhibits of this Agreement, unless otherwise specified;

(f)    the table of contents and headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(g)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “the date hereof” when used in this Agreement refer to the date of this Agreement;

(h)    where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties or their representatives, including, in the case of “made available” to the Purchaser, material that has been posted in the Data Room;

(i)    this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(j)    all terms defined in this Agreement have the defined meanings when used in any Schedule or Exhibit to this Agreement, any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(k)    time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(l)    all monetary figures shall be in United States dollars unless otherwise specified;

(m)    references to “include,” “includes” or “including” in this Agreement are deemed to be followed by the words “without limitation,” whether or not so specified;

(n)    references to “day” or “days” are to calendar days;

(o)    references to time are to US Eastern Time unless otherwise expressly specified;

(p)    references to a Person are also to its successors and permitted assigns;

(q)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(r)    an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

9.15       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

9.16       Time is of the Essence. Time of delivery and/or performance of each Party's obligations under this Agreement is of the essence.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CRAWFORD UNITED CORPORATION
By	/s/ Brian E. Powers
Name:	Brian E. Powers
Title:	Chief Executive Officer

SPX ENTERPRISES, LLC
By	/s/ Sean McClenaghan
Name:	Sean McClenaghan
Title:	Segment President - HVAC

PROJECT KING ACQUISITION, INC.
By	/s/ Sean McClenaghan
Name:	Sean McClenaghan
Title:	President

EXHIBIT A

Articles of Incorporation

[SURVIVING CORPORATION ARTICLES OF INCORPORATION]